Exhibit 16.1

 July 18, 2011

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: SANUWAVE Health, Inc.

Commission File Number 000-52985

Commissioners:

We have read the statements made by SANUWAVE Health, Inc. under Item 4.01 of its Form 8-K dated July 18, 2011 and captioned “Change in Registrant’s Certifying Accountant”. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of SANUWAVE Health, Inc. contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ HLB Gross Collins, P.C.

HLB Gross Collins, P.C.